Exhibit 99.1

TEL 713.627.7474 FAX 713.626.3650
5151 San Felipe, Suite 800 Houston, Texas 77056

FOR IMMEDIATE RELEASE

TPC GROUP REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

•	Second quarter net income was $3 million, or $0.21 per diluted share, compared to $34 million or $2.12 per diluted share last year

•	Second quarter free cash flow was $26 million versus $15 million last year

•	Second quarter EBITDA was $24 million versus $71 million last year

•	Excluding impact of butadiene price changes in both periods, EBITDA was $37 million versus $44 million last year

HOUSTON (Thursday, August 2, 2012) – TPC Group Inc. (NASDAQ:TPCG), a leading fee-based processor and service provider of value-added products derived from niche petrochemical raw materials, today announced its 2012 second quarter results.

The Company’s second quarter 2012 revenue was $690 million compared to $793 million in the second quarter of 2011. The 13% decline was driven by 13% lower sales volume, reflecting restricted crude C4 feedstock supply due to the abnormally high number of ethylene plant turnarounds, as well as soft demand due to continuing weakness in global economic conditions. In contrast, the 2011 second quarter was characterized by strong demand for our products as customers were building their inventory levels to meet improved end-use demand based on a more favorable global economic outlook.

Gross profit (defined herein as revenue less cost of sales as reported in our consolidated statements of operations) for the quarter was $68.4 million compared to $115.7 million in the second quarter of 2011. The overall decrease of $47.3 million reflected lower C4 Processing segment gross profit of $45.5 million and lower Performance Products segment gross profit of $1.8 million. The lower C4 Processing gross profit primarily reflected the year-over-year negative impact of $40 million from the changes in the price of butadiene between the time crude C4 is purchased and the finished butadiene is sold. The decline in Performance Products gross profit was due primarily to lower sales volume, partially offset by a slightly better average unit margin for the segment.

Butadiene pricing is sensitive to short-term supply and demand imbalances and can create significant volatility in our earnings. Supply of butadiene is driven by ethylene plant operating rates and the composition of the feedslates, while demand is driven by end-use demand for synthetic rubber, nylon and other products that require butadiene. Over the longer term, the price of butadiene is expected to rise due to the structural shortage created by the shift to cost-advantaged natural gas liquids as feedstock to ethylene plants. During the second quarter of 2012, the price of butadiene declined 26%, and then declined another 16% between June and July as end-use demand softened in response to significant uncertainty regarding the global economic outlook for 2012. The decline in the price of butadiene since the end of the first quarter had a negative impact on second quarter 2012 gross profit of $13 million, which includes a $2.0 million lower-of-cost-or-market write-down of butadiene inventory as of June 30, 2012 as a result of the decline in butadiene price between June and July. In the prior year second quarter, as a result of both strong demand and tight supply, butadiene pricing increased 47%, which had a positive impact on gross profit of $27 million. Excluding the butadiene price impact in both the current and prior year quarters, our underlying average unit margin for the C4 Processing segment was in line with the prior year quarter.

Provided in the table below, for each period presented, are the percentage increase (decrease) in the butadiene contract price and corresponding impact on our gross profit (dollars in millions):

	Three Months Ended			Six Months Ended June 30,
	June 30,		March 31, 2012
	2012	2011		2012	2011
% increase (decrease) in butadiene contract price	(26)%	47%	49%	10%	77%
Positive (negative) impact on gross profit	$(13)	$27	$17	$4	$35

Net income for the quarter was $3.4 million, or $0.21 per diluted share, compared to net income of $34.3 million, or $2.12 per diluted share, in the prior year quarter. Net income for the first six months of 2012 was $21.3 million, or $1.35 per diluted share, versus $45.7 million, or $2.82 per diluted share, in the first six months of 2011. The lower net income in each of the current year periods was driven by the negative impact of butadiene pricing changes and lower sales volume as discussed above.

EBITDA for the second quarter of 2012 was $24.3 million compared to $71.0 million for the prior year quarter. The decrease of $46.7 million reflected lower C4 Processing segment EBITDA of $46.1 million, due primarily to the impact of the timing of changes in butadiene prices, and lower Performance Products segment EBITDA of $1.5 million, which were slightly offset by a $0.9 million decline in corporate expenses. (EBITDA is a non-GAAP financial measure, and a reconciliation of EBITDA to Net Income, the most closely related GAAP measure, is provided in the attached financial tables).

Commenting on the Company’s results, Mike McDonnell, President and CEO, stated, “Our second quarter performance was achieved in spite of the timing impact of the sharp decline in butadiene prices during the quarter, temporary feedstock restrictions due to the abnormally high number of ethylene plant turnarounds, and soft end-use demand. Excluding the butadiene price change impact, we achieved solid underlying EBITDA results of $37 million and performed well against a record prior year quarter. We also generated free cash flow of $26 million during the quarter. These results, which reflect the underlying performance of the Company, continue to confirm the value of the fee-based aggregation, processing, logistical and other services we provide, as well as our strategies of service fee expansion, operational excellence and targeted volume growth”.

Business Segments

Results of Operations, C4 Processing Segment

(in millions, unaudited)

	Three Months Ended June 30,
	2012	2011	Inc (Dec)
Revenue	$575.8	$659.1	$(83.3)
Gross Profit	47.4	92.9	(45.5)
EBITDA	20.8	66.9	(46.1)

•

The decrease in revenue was driven by lower sales volume, which reflected the combined effect of restricted crude C4 feedstock supply and softer end-use demand. The average unit selling price for the segment was in line with the prior year quarter, thus having negligible impact.

•	The decreases in both gross profit and EBITDA reflected the year-over-year negative impact of butadiene price changes of $40 million and the lower sales volume.

Results of Operations, Performance Products Segment

(in millions, unaudited)

	Three Months Ended June 30,
	2012	2011	Inc (Dec)
Revenue	$114.3	$133.8	$(19.5)
Gross Profit	21.0	22.8	(1.8)
EBITDA	10.5	12.0	(1.5)

•

The decrease in revenue was driven by lower sales volume due to feedstock restrictions and reduced volume of low value by-products as a result of a successful yield improvement project. The average unit selling price for the segment was consistent with the prior year, in spite of lower commodity index pricing, as a result of the reduced volume of low value by-products.

•	The lower gross profit and EBITDA reflected the impact of the lower sales volume.

Liquidity and Capital Resources

The Company ended the quarter with $135.4 million in cash and no borrowings under the Revolving Credit Facility. Net cash flow from operating activities for the quarter was $38.6 million and capital expenditures were $12.9 million, resulting in free cash flow for the quarter of $25.7 million. Net cash provided by operating activities was positively impacted by a reduced investment in trade working capital (trade receivables, inventory and trade payables) of $28.8 million, which reflected the decline in both selling prices and raw material costs over the course of the quarter. Overall days outstanding for receivables and payables at June 30, 2012 were both consistent with historical trends, while inventory days was lower as a result of feedstock restrictions and efforts to manage inventory levels in light of the declining price environment. (Free Cash Flow is a non-GAAP financial measure, and a reconciliation of Free Cash Flow to Cash Flows from Operating Activities, the most closely related GAAP measure, is provided in the attached financial tables).

Outlook for 2012

Commenting on the Company’s outlook for the third quarter, Mr. McDonnell stated, “Currently, supply and demand conditions in the U.S. are more balanced, as ethylene crackers return from the first half outages and demand continues to be relatively weak but stable. This should translate into relatively more stable pricing until demand improves from current levels. The August contract price for butadiene is a roll-over from July, consistent with this view.

We continue to make excellent progress on our strategic growth projects, including on-purpose butadiene for our strategic customers and isobutylene production for our performance products and fuel products businesses. These projects will drive our longer term growth and profit performance by capitalizing on attractive market fundamentals, projected long term shortages in butadiene, idled production assets, and the expected supply of cost-advantaged butane from natural gas liquids. We also remain very focused on our strategies to expand service fees and contractual margins in our C4 Processing segment, achieve targeted volume growth in our Performance Products segment and drive efficiencies across our operations.”

Conference Call

In conjunction with this release, the Company has scheduled a conference call for Friday, August 3, 2012 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Interested parties may listen to the live conference call over the Internet by logging on to http://investors.tpcgrp.com/ or via phone by dialing (877) 415-4081 or internationally at (708) 290-1135. A telephone replay of the call will be available until August 17, 2012, and may be accessed via phone by dialing (855) 859-2056, and conference ID number, 13130169. Also, an archive of the webcast will be available shortly after the call on the Company’s website at www.tpcgrp.com.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, and provider of critical infrastructure and logistics services along the Gulf Coast region. The Company sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, the Company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana. For more information, visit the Company’s website at http://www.tpcgrp.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements in this news release, including our guidance estimates, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly statements that may relate to future operating results, future market and industry conditions, future commodity pricing and supply trends, stability of future margins, cash flows and profits, existing and expected competition, financing sources and availability, potential returns of capital to stockholders, the effects of seasonality and plans related to strategic alternatives or future expansion activities and capital expenditures. Although TPC Group believes that such statements are based on reasonable assumptions, no assurance can be given that such statements will prove to have been correct. A number of factors could cause actual results to vary materially from those expressed or implied in any forward-looking statements, including risks and uncertainties such as volatility in the petrochemicals industry, commodity pricing, seasonality, limitations on the Company’s access to capital, the effects of competition, leverage and debt service, general economic conditions, litigation and governmental investigations, and extensive environmental, health and safety laws and regulations. More information about the risks and uncertainties relating to TPC Group and the forward-looking statements are found in the Company’s SEC filings, including the Annual Report on Form 10-K, which are available free of charge on the SEC’s website at http://www.sec.gov. TPC Group expressly disclaims any obligation to update any forward-looking statements, including our guidance estimates, contained in this news release to reflect events or circumstances that may arise after the date of this release, except as otherwise required by applicable law. There can be no assurance that any guidance estimates included in this news release can or will be achieved.

Investor Relations

Contact:	Miguel Desdin
Email:	miguel.desdin@tpcgrp.com
Phone:	713-627-7474

Media Relations

Contact:	Sara Cronin
Email:	sara.cronin@tpcgrp.com
Phone:	713-627-7474

- tables to follow –

TPC GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2012	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$135.4	$109.3	$107.6
Trade accounts receivable	191.4	247.8	210.8
Inventories	91.7	133.5	79.3
Other current assets	23.7	31.6	32.1

Total current assets	442.2	522.2	429.8

Property, plant and equipment, net	498.2	495.4	495.8
Investment in limited partnership	2.7	2.7	2.6
Intangible assets, net	5.9	5.9	5.9
Other assets, net	35.7	35.0	35.6

Total assets	$984.7	$1,061.2	$969.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$169.7	$239.1	$170.1
Accrued liabilities	25.6	37.4	33.8

Total current liabilities	195.3	276.5	203.9

Long-term debt	348.2	348.1	348.0
Deferred income taxes	129.4	129.4	129.4

Total liabilities	672.9	754.0	681.3

Stockholders’ equity	311.8	307.2	288.4

Total liabilities and stockholders’ equity	$984.7	$1,061.2	$969.7

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (In millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,		March 31, 2012	June 30,
	2012	2011		2012	2011
Revenue	$690.1	$792.9	$606.1	$1,296.2	$1,348.5
Cost of sales	621.7	677.2	517.0	1,138.7	1,153.2
Operating expenses	37.0	36.8	35.7	72.8	74.2
General and administrative expenses	7.3	8.3	8.4	15.6	15.4
Depreciation and amortization	10.1	10.4	10.2	20.4	20.4

Income from operations	14.0	60.2	34.8	48.7	85.3

Other (income) expense
Interest expense, net	8.6	8.6	8.0	16.7	17.0
Other, net	(0.2)	(0.4)	(0.2)	(0.4)	(0.8)

Income before income taxes	5.6	52.0	27.0	32.4	69.1

Income tax expense	2.2	17.7	9.0	11.1	23.4

Net income	$3.4	$34.3	$18.0	$21.3	$45.7

Earnings per share:
Basic	$0.21	$2.15	$1.15	$1.36	$2.84
Diluted	$0.21	$2.12	$1.14	$1.35	$2.82

Weighted average shares outstanding:
Basic	15.7	16.0	15.7	15.7	16.1
Diluted	15.8	16.2	15.7	15.8	16.2

TPC GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited) (In millions)

	Three Months Ended			Six Months Ended
	June 30,		March 31, 2012	June 30,
	2012	2011		2012	2011
Cash flows from operating activities	$38.6	$28.1	$11.5	$50.1	$8.3

Cash flows from investing activities
Capital expenditures	(12.9)	(12.8)	(9.9)	(22.8)	(20.8)

	(12.9)	(12.8)	(9.9)	(22.8)	(20.8)

Cash flows from financing activities
Net borrowings on revolving credit facility	—	(11.0)	—	—	—
Exercise of stock options	0.4	0.3	0.1	0.5	0.8
Repurchase of common stock	—	—	—	—	(7.8)

	0.4	(10.7)	0.1	0.5	(7.0)

Increase (decrease) in cash and cash equivalents	26.1	4.6	1.7	27.8	(19.5)

Cash and cash equivalents at beginning of period	109.3	61.5	107.6	107.6	85.6

Cash and cash equivalents at end of period	$135.4	$66.1	$109.3	$135.4	$66.1

Changes in trade working capital
Accounts receivable	$56.4	$(60.9)	$(36.9)	$19.4	$(114.9)
Inventory	41.8	(32.4)	(54.1)	(12.3)	(77.1)
Accounts payable	(69.4)	66.9	69.0	(0.4)	115.3

	$28.8	$(26.4)	$(22.0)	$6.7	$(76.7)

TPC GROUP INC.

BUSINESS SEGMENT INFORMATION

(unaudited) (In millions)

	Three Months Ended			Six Months Ended June 30,
	June 30,		March 31, 2012
	2012	2011		2012	2011
Sales volumes (lbs) (1)
C4 Processing	602.1	691.2	504.4	1,106.5	1,272.4
Performance Products	141.7	168.6	129.4	271.0	338.1

	743.8	859.8	633.8	1,377.5	1,610.5

Revenues
C4 Processing	$575.8	$659.1	$500.9	$1,076.7	$1,093.4
Performance Products	114.3	133.8	105.2	219.5	255.1

	$690.1	$792.9	$606.1	$1,296.2	$1,348.5

Cost of Sales (2):
C4 Processing	$528.4	$566.2	$431.5	$959.9	$942.6
Performance Products	93.3	111.0	85.5	178.8	210.6

	$621.7	$677.2	$517.0	$1,138.7	$1,153.2

EBITDA (3):
C4 Processing	$20.8	$66.9	$43.9	$64.7	$97.5
Performance Products	10.5	12.0	9.5	20.0	23.6
Corporate	(7.0)	(7.9)	(8.2)	(15.2)	(14.6)

	$24.3	$71.0	$45.2	$69.5	$106.5

1)	Sales volumes represent product sales volumes only and do not include volumes of products delivered under tolling or similar arrangements, in which we do not purchase the raw materials, but process raw materials for another party for a specified fee.
2)	Cost of sales does not include operating expenses and depreciation and amortization expense, but does include lower-of-cost-or-market adjustments for C4 Processing and Performance Products segments of $2.2 million and $0.6 million, respectively.
3)	See below for a discussion of EBITDA and a reconciliation of EBITDA to Net Income for all periods presented. Net Income is the most directly comparable GAAP measure reported in the Condensed Consolidated Statements of Operations.

TPC GROUP INC.

RECONCILIATION OF EBITDA TO NET INCOME

(unaudited) (In millions)

Provided in the table below is a reconciliation of EBITDA, a non-GAAP financial measure defined below, to Net Income, the most closely related GAAP measure.

EBITDA is not a measure computed in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows (or equivalent statements); or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented.

EBITDA is presented and discussed in this news release because management believes it enhances understanding by investors and lenders of the Company’s financial performance. As a complement to financial measures provided in accordance with GAAP, management believes that EBITDA assists investors and lenders who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance outlook and trends and distort comparability. In addition, management believes a presentation of EBITDA on a segment and consolidated basis enhances overall understanding of our performance by providing a higher degree of transparency for such items and providing a level of disclosure that helps investors understand how management plans, measures and evaluates our operating performance and allocates capital. Since EBITDA is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to operating income or net income as indicators of the Company’s operating performance. EBITDA is the primary performance measurement used by our senior management and our Board of Directors to evaluate operating results and to allocate capital resources between our business segments.

We calculate EBITDA as earnings before interest, taxes, depreciation and amortization. In certain periods, we have reported EBITDA adjusted to remove or add back items that management believed distorted comparability between periods (Adjusted EBITDA). As shown below in the reconciliation of EBITDA to Net Income, the GAAP measure most directly comparable to EBITDA, there were no such adjustments to EBITDA for any of the periods presented. However, there may be adjustments in future periods for items that we believe distort comparability and such items will be clearly presented and explained.

Also provided in the table below is a reconciliation of free cash flow, a non-GAAP measure, to cash flows from operating activities. We believe free cash flow is a useful metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. Since free cash flow is not a measure computed in accordance with GAAP, it is not intended to be presented herein as a substitute to cash flows from operating activities as an indicator of our liquidity. Our calculation of free cash flow may be different from the calculation used by other companies; therefore, it may not be comparable to other companies.

Reconciliation of EBITDA to Net Income:

	Three Months Ended			Six Months Ended June 30,
	June 30,		March 31, 2012
	2012	2011		2012	2011
Net income	$3.4	$34.3	$18.0	$21.3	$45.7
Income tax expense	2.2	17.7	9.0	11.1	23.4
Interest expense, net	8.6	8.6	8.0	16.7	17.0
Depreciation and amortization	10.1	10.4	10.2	20.4	20.4

EBITDA	$24.3	$71.0	$45.2	$69.5	$106.5

Reconciliation of Free Cash Flow to Cash Flows from Operating Activities:

	Three Months Ended			Six Months Ended June 30,
	June 30,		March 31, 2012
	2012	2011		2012	2011
Cash flows from operating activities	$38.6	$28.1	$11.5	$50.1	$8.3
Capital expenditures	(12.9)	(12.8)	(9.9)	(22.8)	(20.8)

Free cash flow	$25.7	$15.3	$1.6	$27.3	$(12.5)

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